
                                                                        Year Ended December 31
                                             1996         1995         1994         1993         1992         1991
Ratio 1 - including deposit interest

Earnings:
  Income before income taxes                   $903,200     $825,925     $781,965     $700,662     $575,768     $514,139
  Fixed charges                               1,476,392    1,363,702      946,283      804,281      988,111    1,480,435
    Total                                    $2,379,592   $2,189,627   $1,728,248   $1,504,943   $1,563,879   $1,994,574

Fixed charges:
  Interest on deposits                       $1,083,035     $988,725     $704,803     $632,307     $832,372   $1,270,435
  Interest on funds purchased                   245,502      239,080      122,055       87,900       87,038      135,314
  Interest on other short-term borrowings        48,264       54,843       42,519       21,623        7,027       10,104
  Interest on long-term debt                     85,031       68,114       63,119       48,839       48,560       47,664
  Portion of rents representative of the
    interest factor (1/3) of rental expense      14,560       12,940       13,787       13,612       13,114       16,918
      Total                                  $1,476,392   $1,363,702     $946,283     $804,281     $988,111   $1,480,435

Earnings to fixed charges                          1.61 x       1.61 x       1.83 x       1.87 x       1.58 x       1.35 x

Ratio 2 - excluding deposit interest

Earnings:
  Income before income taxes                   $903,200     $825,925     $781,965     $700,662     $575,768     $514,139
  Fixed charges                                 393,357      374,977      241,480      171,974      155,739      210,000
    Total                                    $1,296,557   $1,200,902   $1,023,445     $872,636     $731,507     $724,139

Fixed charges:
  Interest on funds purchased                  $245,502     $239,080     $122,055      $87,900      $87,038     $135,314
  Interest on other short-term borrowings        48,264       54,843       42,519       21,623        7,027       10,104
  Interest on long-term debt                     85,031       68,114       63,119       48,839       48,560       47,664
  Portion of rents representative of the
    interest factor (1/3) of rental expense      14,560       12,940       13,787       13,612       13,114       16,918
      Total                                    $393,357     $374,977     $241,480     $171,974     $155,739     $210,000

Earnings to fixed charges                          3.30 x       3.20 x       4.24 x       5.07 x       4.70 x       3.45 x